Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of Local.com Corporation of our report dated March 15, 2007, appearing in the Annual Report on Form 10-K of Local.com Corporation for the year ended December 31, 2006 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ HASKELL & WHITE LLP

Irvine, California
August 20, 2007